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Exhibit 4.05

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SILICON IMAGE, INC.

    Silicon Image, Inc., a Delaware corporation, does hereby certify that the following amendment to the corporation's Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation's stockholders:

    The first paragraph of Article IV of the Second Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

  "The total number of shares of all classes of stock which the corporation has authority to issue is 155,000,000 shares, consisting of two classes: 150,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share."

    IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this June 25, 2001 and the foregoing facts stated herein are true and correct.

SILICON IMAGE, INC.
By:	/s/ DAVID D. LEE DAVID D. LEE, PRESIDENT

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  Exhibit 4.05